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                                                                    EXHIBIT 12.1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (In millions, except ratio amounts)


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
                          Thirty-six Weeks Ended
                         -------------------------
                         September 7, September 8,
                             2001         2000     2000  1999  1998  1997  1996
                         ------------ ------------ ----  ----  ----  ----  ----
Income from operations
 before income taxes....      $90        $(117)    $ 61  $180  $174  $ 83  $ (8)
  Add (deduct):
  Fixed charges.........      389           361     532   516   415   364   283
  Capitalized interest..       (5)           (4)     (8)   (7)   (4)   (1)   (3)
  Amortization of
   capitalized
   interest.............        5             4       6     6     6     5     7
  Net (gains) losses
   related to certain
   50% or less owned
   affiliate............        6            (2)    (24)   (6)   (1)   (1)    1
  Minority interest in
   consolidated
   affiliates...........       26           (26)     72    82    52    31     6
                             ----        ------    ----  ----  ----  ----  ----
  Adjusted earnings.....      511           216    $639  $771  $642  $481  $286
                             ====        ======    ====  ====  ====  ====  ====
Fixed charges
  Interest on
   indebtedness and
   amortization of
   deferred financing
   costs................      311           293    $433  $430  $335  $288  $237
  Dividends on
   convertible preferred
   securities of
   subsidiary trust.....       22            22      32    37    37    37     3
  Dividends on preferred
   stock................       23            15      20     6   --    --    --
  Portion of rents
   representative of the
   interest factor......       33            31      47    43    43    39    33
  Debt service guarantee
   interest expense of
   unconsolidated
   affiliates...........      --            --      --    --    --    --     10
                             ----        ------    ----  ----  ----  ----  ----
  Total fixed charges
   and preferred stock
   dividends............      389           361    $532  $516  $415  $364  $283
                             ====        ======    ====  ====  ====  ====  ====
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends..............     1.31           --     1.20  1.49  1.54  1.32  1.01
Deficiency of earnings
 to fixed charges and
 preferred stock
 dividends..............      --           $145     --    --    --    --    --
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